Exhibit 10.7

BATS EMPLOYMENT AND

CONFIDENTIALITY/NON-COMPETITION AGREEMENT

THIS AGREEMENT is made, entered into and effective as of 3/1, 2011, by and between BATS Exchange, Inc., a Delaware corporation (hereinafter “Company”) and Brian N. Schell, an individual (hereinafter “Employee”).

WHEREAS, Company is engaged in the business of operating a registered national securities exchange, and any other legal business activities; and

WHEREAS, Company desires to hire Employee or to continue to employ Employee, and Employee desires to be hired by the Company or to continue to be employed by the Company, upon the terms and conditions set forth herein; and

WHEREAS, Company desires to protect the interests of Company and Company’s customers and Confidential Information that may have been or that may be disclosed to Employee.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein, the Employee’s employment and/or continued employment with the Company, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Employment. Company hereby employs Employee and Employee accepts such employment, upon the terms and conditions hereinafter set forth. Employee agrees to devote Employee’s full business time to the affairs of Company and not to engage, either as an employee, partner, consultant or otherwise, in any other business activity, without giving prior written notification to the Company. Employee agrees that at all times during the term hereof Employee will faithfully perform the duties assigned by Company to the best of Employee’s ability. Employee acknowledges that from time to time the Company may promulgate workplace policies and rules. Employee agrees to fully comply with all such policies and rules and understands that failure to do so may result in disciplinary action up to and including immediate discharge.

2. Term. The term of this Agreement will commence as of the effective date of this Agreement first written above and shall continue until the termination of Employee’s employment, provided, however, that the provisions of this Agreement which are intended to continue and survive after the termination of this Agreement shall so continue and survive. Employment under this Agreement is “at will” which means that the employment relationship between Employee and Company may be terminated at any time by either party with or without cause, with or without advance notice. Notwithstanding the foregoing, Company requests, but does not require, that Employee provide at least fourteen (14) calendar days advance notice of intent to terminate employment.

3. Compensation. As compensation for the services to be rendered by Employee pursuant to this Agreement, Company will pay Employee such compensation as the Company shall determine, from time to time, payable on a payment schedule as the Company shall determine, but not less frequently than monthly. Such compensation shall terminate upon termination of Employee’s employment hereunder. Employee also will be entitled to such other Company employee benefits as are generally accorded to Company’s employees in accordance with established Company policies as they are revised from time to time.

4. Definitions. For purposes of this Agreement, the following definitions will apply:

(a) “Inventions” means:

(i) All inventions, designs, diagrams, schematics, algorithms, creative works, codes, improvements, modifications and enhancements, whether or not protected or protectable by laws relating to patents or copyrights, which are made or conceived by Employee during Employee’s employment by Company, regardless whether reduced to practice during the term of this employment.

(b) “Work Product” means all Inventions, documentation, drawings, databases, records, software, creative works, know-how and information created, in whole or in part, by Employee during Employee’s employment by Company, whether or not protected or protectable by laws relating to patents or copyrights, including, but not limited to, all designs, methodologies, procedures, manuals, program listings, source codes, working papers and other documentation and information related thereto.

(c) “Confidential Information” means all financial information, customer lists, lists or other documents related to business prospects, documentation, software, flow charts, programming code, software diagrams, product plans, know-how, data and information relating to the past, present or future business or products of Company or any plans therefore, or relating to the past, present or future business or products of a third party or plans therefore that are disclosed to Company, which Company does not intentionally or routinely disclose to third parties without restrictions on use or further disclosure. Confidential Information may include, but is not necessarily limited to, information that meets the legal definition of “trade secret.” Employee acknowledges that the Company has taken reasonable and prudent measures to protect its Confidential Information including requiring Employee to execute this Agreement.

5. Ownership and Protection of Inventions and Work Product. Company will be the exclusive owner of all Inventions and Work Product.

(a) Employee will promptly disclose to Company all Inventions and keep accurate records relating to the conception and reduction to practice of all Inventions. Such records will be the exclusive property of Company, and Employee will surrender possession of such records to Company upon the request of the Company or upon termination of Employee’s employment with Company, including all memoranda, notes, records, drawings, manuals, computer software, source code, and other documents and materials, and all copies thereof, and electronically stored versions thereof. Employee will promptly disclose to Company any and all ideas and concepts which Employee may from time to time have or originate that: (i) relate to the business of Company; (ii) result from or are suggested by any work which Employee has done or may do for or on behalf of Company; or (iii) are developed, tested, improved, investigated or authored in whole or in part during time for which Employee was paid by Company or using any resources of Company.

(b) Employee hereby assigns to Company, without additional consideration to Employee, the entire right, title and interest in and to the Inventions and Work Product, all registrations or applications for registrations of rights based thereon, and in and to all other proprietary rights based thereon. Employee will execute all such assignments, oaths, declarations and other documents as may be requested by Company to reflect the foregoing. Upon the request of the Company, or upon termination of employment, Employee will surrender to Company all memoranda, notes, records, drawings, manuals, computer software, source code, and other documents and materials, and all copies thereof, and electronically stored versions thereof, pertaining to the Work Product.

(c) Employee will cooperate with and provide Company with all information, documentation and assistance that Company may request to perfect, enforce or defend the proprietary rights in or based on the Inventions, Work Product or Confidential Information. Company, in its sole discretion, will determine the extent of the proprietary rights, if any, to be protected in or based on the Inventions and Work Product. All such information, documentation and assistance will be provided at no additional expense to Company, except for out-of-pocket expenses that Employee may incur at Company’s request.

(d) All Inventions and Work Product made or created by Employee will be original works and will not infringe on the rights of any third party.

(e) Notwithstanding the foregoing, this Agreement will not apply to any Invention for which no equipment, supplies, facility or Confidential Information of Company was used and that was developed entirely on Employee’s own time, unless:

(i) The Invention relates directly to the business or products of Company or to Company’s actual or demonstrably anticipated research or development; or

(ii) The Invention results from any work performed by Employee for Company.

6. Employee Obligations Concerning Confidential Information.

(a) During the term of Employee’s employment with Company and in perpetuity thereafter, Employee will treat Confidential Information on a strictly confidential basis and not disclose Confidential Information to others without the prior written permission of Company, or use Confidential Information for any purpose, other than for the performance of services for Company.

(b) Employee’s right to access and/or use Company’s Confidential Information and Company’s computer systems and network is limited solely to that access or use necessary to perform Employee’s duties for the Company. Any other access to or use of Company’s Confidential Information or Company’s computer systems and network is unauthorized and/or exceeds Employee’s authorized access to or use of such Confidential Information or computer systems and network. Without limiting the generality of the foregoing, Employee’s access to or use of Company’s computer systems or network to access or use any of Company’s Confidential Information (i) that Employee does not have rights to or is otherwise not authorized to access or use, (ii) that is not necessary for Employee to perform Employee’s duties within the course and scope of Employee’s employment with Company, or (iii) for Employee’s or any third party’s direct or indirect benefit, is unauthorized and/or exceeds Employee’s authorization to access or use Company’s computer systems and network or Confidential Information. Employee acknowledges that any such access or use by Employee, in addition to violating this Agreement, shall cause Company damage and losses exceeding $5,000 and shall expose Employee to federal criminal liability and a civil action by Company against Employee for such violation under the Computer Fraud and Abuse Act (18 U.S.C. s. 1030).

(c) Employee acknowledges that Confidential Information as defined herein is the sole and exclusive property of Company. Employee will surrender possession of all Confidential Information to Company upon any suspension or termination of Employee’s employment with Company for any reason. If, after the suspension or termination of Employee’s employment, Employee becomes aware that documents and/or electronically stored data containing Company’s Confidential Information are in his possession or control, Employee will immediately surrender possession of the same to Company.

7. Proprietary Information of Others. Company understands that Employee may possess proprietary information of third parties and that Employee may have ongoing obligations to third parties with respect thereto. Company expressly requires that Employee will honor such ongoing obligations to such third parties and that Employee will not use for the benefit of Company, or disclose to Company, any such proprietary information.

8. Company Property. Employee agrees to take all reasonable precautions and actions necessary to safeguard and maintain Company’s property and equipment in normal operating condition, and Employee agrees to accept financial responsibility for damage or wear to property or equipment beyond that associated with normal business use. Employee agrees to notify Company upon any loss or damage to Company’s property and equipment. Upon termination, Employee will immediately return and surrender to Company all property and equipment of Company.

9. Employee’s Obligations in Connection with Company’s Status as a Self-Regulatory Organization. Employee acknowledges that the Company is a self-regulatory organization as that term is defined in the Securities Exchange Act of 1934 and that as a result, the Company and Employee are required to comply with certain statutory obligations applicable to self regulatory organizations. As such, Employee covenants and agrees that he:

(a) Will take no action to interfere with the Company’s ability to carry out its self-regulatory function.

(b) Will maintain confidential all books and records of the Company pertaining to the self-regulatory function of the Company (including but not limited to disciplinary matters, trading data, trading practices and audit information) that shall come into possession of the Company and shall not use such information for any non-regulatory purpose.

(c) Will comply with the federal securities laws and the rules and regulations thereunder and shall cooperate with the Securities and Exchange Commission (“SEC”) and the Company pursuant to and to the extent of their respective regulatory authority, including in respect of the SEC’s oversight responsibilities regarding the Company, and the self regulatory functions and responsibilities of the Company.

(d) Consents to the jurisdiction of the United States federal courts, the SEC, and the Company, for purposes of any suit, action or proceeding pursuant to the United States federal securities laws, and the rules or regulations thereunder, arising out of, or relating to, the activities of the Company, and waives and agrees not to assert by way of motion, as a defense or otherwise in such suit, action, or proceeding, any claims that he is not personally subject to the jurisdiction of the United States federal courts, the SEC, or the Company, that the suit, action or proceeding is an inconvenient forum or that the venue of the suit, action or proceeding is improper, or that the subject matter of the suit, action or proceeding may not be enforced in or by such courts or agency.

10. Competitive Activities.

(a) During the term of Employee’s employment with the Company and for two (2) years following termination of Employee’s employment for any reason, Employee will not anywhere within the United States or Canada:

(i) Perform any services, directly or indirectly, for any person or entity competing, directly or indirectly, with the Company.

(ii) Own, directly or indirectly, an interest in any entity competing, directly or indirectly, with the Company, except through mutual funds or similar widely diversified investment pools.

(iii) Compete, directly or indirectly, with any products or services marketed or offered by the Company.

(iv) Engage in any activities in which Employee’s interests would conflict in any manner with Company’s or that would otherwise represent a conflict of interest between Employee and Company.

(b) During the period of two (2) years after termination of Employee’s employment with the Company for any reason, Employee will not, directly or indirectly, whether as an employee, representative, officer, director, shareholder, principal or consultant for any entity, compete with the Company by soliciting or accepting the business of any Customer or Prospect of the Company in the United States or Canada.

(i) “Prospect” is defined as any entity or individual to whom the Company has made a sales presentation, either by telephone, in writing or in person and/or submitted a proposal in order to solicit its business during the twelve (12) months preceding termination of Employee’s employment for any reason.

(ii) “Customer” is defined as any entity or individual: 1) with whom the Company had a contractual relationship at any time during the twelve (12) months preceding termination of employment; or, 2) from whom the Company received payment for services or products of any kind during the twelve (12) months preceding termination of employment for any reason.

During the period of two (2) years after termination of Employee’s employment with the Company for any reason, Employee will not, directly or indirectly, hire, cause to be hired, or induce any other party to hire other employees of the Company or persons who were employees of the Company while Employee was an employee of the Company.

11. Restrictions on Performance of Agreement. Employee warrants and represents that he has the ability to enter into this Agreement and perform all obligations hereunder, and that there are no restrictions or obligations to third parties which would in any way detract from or affect Employee’s performance hereunder.

12. Reasonableness of Restrictions. The parties hereto hereby acknowledge that the foregoing paragraphs are reasonable and necessary for the protection of the Company. Employee acknowledges that the business of the Company is highly competitive and because the Company’s business activities are national in scope, the time and geographic restrictions on competition contained in this section of this Agreement are necessary to protect the Company’s business and confidential information. In addition, the Employee further acknowledges that the Company will be irreparably harmed if such covenants are not specifically enforced.

13. Governing Law and Choice of Venue. This Agreement will be governed by and interpreted in accordance with the laws of the State of Kansas. The parties hereto agree to submit to the jurisdiction of the courts of Kansas for the purposes of enforcement of this Agreement or any action that may arise relating to the employment relationship or the enforcement of this Agreement by Employee and Company. The parties further agree that any such action must be brought in a court of competent jurisdiction sitting in the State of Kansas.

14. Severability. Each of the sections contained in this Agreement will be enforceable independently of every other section in this Agreement, and the invalidity or unenforceability of any section will not invalidate or render unenforceable any other section contained in this Agreement. Employee acknowledges that the restrictive covenants contained in this Agreement are a condition of this Agreement and are reasonable and valid in geographical and temporal scope and in all other respects. If any court determines that any of the covenants contained herein, or any part of any of them, is invalid or unenforceable, the remainder of such covenants and parts thereof will not thereby be affected and will be given full effect, without regard to the invalid portion. If any court determines that any of such covenants, or any part thereof, is invalid or unenforceable because of the geographic or temporal scope of such provision, such court will reduce such scope only to the extent necessary to make such covenants valid and enforceable.

15. Survival of Certain Provisions. Any termination or expiration of this Agreement or suspension of termination of Employee’s employment by Company notwithstanding, the provisions of this Agreement that are intended to continue and survive will so continue and survive. This Agreement and all rights hereunder will inure to the benefit of Company, its successors and assigns.

16. Accounting for Profits. Employee covenants and agrees that, if he violates any of his covenants or agreements hereunder, Company will be entitled to an accounting and repayment of all profits, compensation, commissions, remunerations or benefits which Employee directly or indirectly has realized and/or may realize as a result of, growing out of or in connection with any such violation.

17. Cumulative Remedies and Fees. All rights and remedies of Company will be cumulative and Company will have the right to obtain specific performance against Employee for the enforcement of this Agreement. In addition to its other remedies, Employee agrees that should Company elect to remedy any actual or threatened breach of this Agreement by filing suit, Company will be entitled to a judgment and award against Employee in an amount equal to Company’s reasonable attorney’s fees and costs associated with enforcement of any term of this Agreement.

18. Equitable Relief. Employee acknowledges that, due to the unique nature of the Confidential Information, Inventions, and Work Product, there may be no adequate remedy at law for any breach of the obligations hereunder, and that any such breach may allow Employee or third parties to unfairly compete with Company. For that reason, it is mutually agreed that upon any such breach or any threat thereof in connection with Employees obligations under Paragraph 5, 6, 7, 8, 9 or 10 of this Agreement, Company will be entitled to seek appropriate equitable relief, without bond, in addition to whatever remedies it might have at law in connection with any breach or enforcement of Employee’s obligations hereunder or the unauthorized use or release of any Confidential Information, Inventions, and/or Work Product. Employee will notify Company in writing immediately upon the occurrence of any such unauthorized release or other breach of which Employee becomes aware.

19. Arbitration of Disputes. In the event any legal or equitable claims or disputes arise out of or relate to Employee’s employment with Company, the terms and conditions of employment, or the termination of employment, except as provided for in paragraph 17, the employee and Company agree that any such claim or dispute will be settled by binding arbitration. This agreement to arbitrate applies to the following allegations, disputes, and claims for relief, but is not limited to those listed: wrongful discharge under statutory law and common law; employment discrimination based on federal, state or local statute, ordinance or governmental regulations, including but not limited to Title VII of the Civil Rights Act of 1964 and amendments thereto, 42 U.S.C. § 1981, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Fair Labor Standards Act, the Equal Pay Act, the Pregnancy Discrimination Act, the Older Workers Benefit Protection Act, the Occupational Health and Safety Act and the Kansas Act Against Discrimination and Kansas Age Discrimination in Employment Act; retaliatory discharge or other action; compensation disputes; tortious conduct; contractual violations (although no contractual relationship, other than at-will employment and this agreement to arbitrate, is hereby created); ERISA violations; and other statutory and common law claims and disputes, regardless of whether the statute was enacted or whether the common law doctrine was recognized at the time this Agreement was signed. Nothing herein shall be construed to limit the arbitrability of a controversy or dispute which would otherwise be arbitrable under the Federal Arbitration Act. The arbitration proceedings shall be conducted in Kansas City, Missouri in accordance with the Rules of the American Arbitration Association (AAA) in effect at the time a demand for arbitration is made. Employee is entitled to representation by an attorney throughout the proceedings at his or her own expense. The arbitrator(s) shall have full power and authority to issue remedies in accordance with federal and state statutory and common law. The decision and award shall be exclusive, final, and binding on both parties, their heirs, executors, administrators, successors and assigns. The costs and expenses of the arbitration shall be borne by Employee and Company as set forth in the AAA Rules and in accordance with applicable law. Both parties understand that by agreeing to submit any claims or disputes described above to arbitration, they are waiving their right to have their disputes resolved in court. However, this substitution of arbitration for litigation involves no surrender, by either party, of any substantive statutory or common law benefit, protection or defense. This provision is not intended to add to, create or imply any contractual or other right of employment. The parties’ employment relationship is at-will, and no other inference shall be drawn from this provision. This Arbitration provision shall not apply to claims arising under the Computer Fraud and Abuse Act.

20. Prior Agreements and Amendments. Employee hereby acknowledges receipt of a signed counterpart of this Agreement and acknowledges that it is Employee’s entire agreement with Company concerning the subject matter, thereby canceling, terminating and superseding any previous oral or written understandings or agreements with Company or any officer or representative of Company. Nothing in this Agreement will be deemed to limit the right of Company to terminate employment of Employee at will, with or without cause. No amendment or modification of this Agreement will be valid or binding upon Company unless made in writing and signed by an officer of Company or upon Employee unless made in writing and signed by him.

21. Waiver. Employee’s or Company’s failure to insist upon strict compliance with any provision hereof or any other provision of this Agreement or the failure to assert any right Employee or Company may have hereunder will not be deemed to be a waiver or subsequent breach of such provision or right or any other provision or right of this Agreement.

22. Successors. This Agreement is personal to the Employee and without the prior written consent of the Company shall not be assignable by the Employee. This Agreement shall inure to the benefit of and be enforceable by the Employee’s legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

23. Notices. Any notice required by this Agreement or given in connection with it, will be in writing and will be given to the appropriate party by personal delivery, or by certified mail, postage prepaid, or recognized overnight delivery service.

If to Company:

BATS Exchange, Inc.

8050 Marshall Drive, Ste. 120

Lenexa, KS 66214

Attention: HR Manager

If to Employee:

420 W 58th St.

KC, MO 64113

24. EMPLOYEE’S UNDERSTANDING. EMPLOYEE HAS READ AND REVIEWED THIS ENTIRE AGREEMENT AND HAS HAD THE OPPORTUNITY TO REVIEW AND DISCUSS THIS AGREEMENT WITH COUNSEL OF HIS CHOOSING. EMPLOYEE UNDERSTANDS THE PROVISIONS HEREOF AND THE SIGNIFICANCE AND IMPORTANCE OF THE PROVISIONS THEREOF. I UNDERSTAND THAT THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY EITHER PARTY. I ALSO UNDERSTAND THAT AS A CONDITION OF EMPLOYMENT AND CONTINUED EMPLOYMENT, I AGREE TO SUBMIT ANY COMPLAINTS TO AN ARBITRATOR(S) AND AGREE TO ABIDE BY AND ACCEPT THE FINAL DECISION OF THE ARBITRATOR(S) AS THE ULTIMATE RESOLUTION OF MY COMPLAINT(S) FOR ANY AND ALL EVENTS THAT ARISE OUT OF MY EMPLOYMENT OR TERMINATION OF EMPLOYMENT AS PROVIDED FOR IN THIS AGREEMENT.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed effective the date first written above.

COMPANY:	EMPLOYEE:

BATS Exchange, Inc.

/s/ Joe Ratterman	/s/ Brian N. Schell
Signature	Name: Brian N. Schell

CEO
Title